UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: January 19, 2012
(Date of earliest event reported)
AKAMAI TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware             0-27275             04-3432319
(State or Other Jurisdiction    (Commission File Number)    (IRS Employer Identification No.)
of Incorporation)
8 Cambridge Center, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices)     (Zip Code)
Registrant's telephone number, including area code: (617) 444-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2012 Executive Compensation
On January 19, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Akamai Technologies, Inc. adopted cash and equity compensation programs for 2012 for the following executive officers: Paul Sagan, Chief Executive Officer; Melanie Haratunian, Senior Vice President and General Counsel; Robert Hughes, Executive Vice President - Global Sales, Services & Marketing; and J. Donald Sherman, Chief Financial Officer (collectively, the “Executives”).
The cash incentive components of the 2012 compensation program provide for an annual base salary and a cash bonus, the amount of such bonus to be determined based upon the achievement of certain pre-determined individual and corporate performance objectives. Specifically, each Executive's cash bonus is weighted as follows: 40% based on Akamai's achievement of a specified revenue target for fiscal year 2012; 40% based on Akamai's achievement of a specified normalized earnings per share (“normalized EPS”) target for fiscal year 2012; and 20% based on achievement of individual or departmental performance goals. The new base salaries will take effect on April 1, 2012. Below we use the term “2012 base salary earnings” to refer to the aggregate amount of base salary paid to an Executive during the 2012 calendar year.
For Mr. Sagan, his new base salary will be $776,250, with a target cash bonus equal to 125% of his 2012 base salary earnings and a maximum cash bonus equal to 225% of his 2012 base salary earnings. For Ms. Haratunian, her new base salary will be $365,000, with a target cash bonus equal to 50% of her 2012 base salary earnings and a maximum cash bonus equal to 90% of her 2012 base salary earnings. For Mr. Hughes, his new base salary will be $459,023, with a target cash bonus equal to 125% of his 2012 base salary earnings and a maximum cash bonus equal to 225% of his 2012 base salary earnings. For Mr. Sherman, his new base salary will be $459,023, with a target cash bonus equal to 75% of his 2012 base salary earnings and a maximum cash bonus equal to 135% of his 2012 base salary earnings.
As described in the table below, each Executive was also granted restricted stock units (“RSUs”), and approved for a future grant of stock options, in each case issuable pursuant to the 2009 Stock Plan as follows:

Name	Dollar Value of Stock Option Awards	Number of Restricted Stock Units with Annual Vesting Granted	Number of Performance-Vested Restricted Stock Units Granted (maximum deliverable)
Paul Sagan	$1,750,000	107,066	107,066
Melanie Haratunian	$181,250	11,089	11,088
Robert W. Hughes	$625,000	38,237	38,236
J. Donald Sherman	$500,000	30,590	30,590

The options will have an effective grant date of the second day following the Company's release of financial results for fiscal year 2011; the effective date is expected to be February 10, 2012. The exercise price for the options will be the closing sale price of Akamai's common stock as reported on the Nasdaq Global Select Market on the grant date. The aggregate number of options to be granted to each Executive will be calculated by applying a Black Scholes option pricing model to the value listed in the chart above based on the exercise price of the options. The options will vest as follows: 33% vest on each of the first, second and third anniversaries of the effective date. The options are subject to the terms of the Company's standard form of stock option agreement previously filed with the Securities and Exchange Commission on January 18, 2012.

Each RSU represents the right to receive one share of Akamai common stock upon vesting. RSUs with annual vesting vest in 33% annual installments on the first, second and third anniversaries of the date of grant. As described in the following paragraphs, the performance-vested RSUs will only become issuable to the extent that (i) the Company exceeds specified normalized EPS target for fiscal year 2012 and (ii) the executive achieves specified mission critical goals established for him or her for 2012. Each of such components are equally weighted. The maximum number of performance-vested RSUs that will become issuable is set forth in the chart above.
If Akamai achieves 94.9% of the normalized EPS target, then 25% of the maximum issuable number of RSUs attributable to the normalized EPS component will become issuable. If Akamai achieves 100% of such target, then 50% of the maximum issuable number of RSUs attributable to the normalized EPS component will become issuable. If Akamai achieves 105.1% or more of such target, then 100% of the maximum issuable number of performance-vested RSUs attributable to the normalized EPS component will become issuable. Pro-rata amounts will be issuable for performance between 94.9% and 100% and 100% and 105.1%, respectively. With respect to Mission Critical Goals, achievement will be calculated based on a determination by the Chief Executive Officer (or, if the Participant is the Chief Executive Officer, by the Board of Directors or a committee thereof) as to whether the Participant has (i) partially achieved the Mission Critical Goals; (ii) achieved the Mission Critical Goals at the target level, or (iii) achieved the Mission Critical Goals at an outstanding level.
To the extent performance-vested RSUs become issuable, they will vest in two equal 50% installments on the second and third anniversaries of the date of grant. The foregoing description of the RSUs is qualified in its entirety by the text of the relevant RSU agreements, each of which was previously filed with the Securities and Exchange Commission on January 18, 2012.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2012	AKAMAI TECHNOLOGIES, INC.
By:	/s/ Melanie Haratunian
Melanie Haratunian, Senior Vice President and General Counsel